Exhibit 23.3

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of ESC Medical Systems Ltd. on Form S-8 of our report dated May 25, 2001 on the financial statements of Coherent Medical Group (a Business Unit of Coherent, Inc.), appearing in the Current Report on Form 8-K/A of ESC Medical Systems Ltd. dated July 13, 2001.

DELOITTE & TOUCHE LLP

San Jose, California
July 23, 2001